Tredegar Corporation	Contact:
Corporate Communications	Neill Bellamy
1100 Boulders Parkway	Phone: 804/330-1211
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: neill.bellamy@tredegar.com
Website: www.tredegar.com

FOR IMMEDIATE RELEASE

Tredegar Announces Director Transitions

RICHMOND, VA, May 27, 2026 -- Tredegar Corporation (NYSE:TG) today announces the resignation of George C. Freeman, III and Carl E. Tack, III from its Board of Directors (Board) and the election of Joseph Haniford as an independent director to its Board, in each case, effective May 22, 2026.
Mr. Freeman has served as a director of Tredegar since 2011, and Mr. Tack has served as a director of Tredegar since 2014.
Gregory A. Pratt, Chairman of the Board, commented, “Both George and Carl have been invaluable members of our Board of Directors. They will certainly be missed, and we wish them the best in retirement. We are also fortunate to have Joe join our Board. Joe’s deep industry and public-company executive experience make him a valuable addition to the Board. I welcome him to Tredegar on behalf of the entire Board and look forward to working with him to enhance Tredegar’s value for our shareholders.”
About Joe Haniford
Joe Haniford has served as the Chairperson of the Board of Directors of River Valley Health since July 2023. Mr. Haniford previously served as Chief Operating Officer and Senior Vice President for Carpenter Technology Corporation from July 2015 to September 2023. Prior to his role at Carpenter Technology, Mr. Haniford served as the Chief Operating Officer of Heil Trailer International and EnTrans International. Mr. Haniford began his career at Alcoa Inc., where he held various positions of increasing responsibility. Mr. Haniford holds a Bachelor of Science degree in mechanical engineering from the Rose-Hulman Institute of Technology.
About Tredegar
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high-technology applications in the global electronics industry. With approximately 1,600 employees, the Company operates manufacturing facilities in North America and Asia.
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